EXHIBIT 21.1

Subsidiaries of United National Group, Ltd.

     Wind River Insurance Company (Barbados) Ltd.

     Wind River Insurance Company (Bermuda), Ltd.

     Wind River Services, Ltd.

     U.N. Holdings II, Inc.

     U.N. Holdings Inc.

     Wind River Investment Corporation

     American Insurance Service, Inc.

     United National Insurance Company

     Emerald Insurance Company

     Unity Risk Partners Insurance Service, Inc.

     Loyalty Insurance Company, Inc.

     International Underwriters, Inc.

     American Insurance Adjustment Agency, Inc.

     United National Group Capital Trust I

     United National Group Capital Statutory Trust II

     Diamond State Insurance Company

     United National Specialty Insurance Company

     United National Casualty Insurance Company

     J.H. Ferguson & Associates, LLC